Registraion No. 333-
As filed with the Securities and Exchange Commission on May 13, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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A. M. CASTLE & CO.
(Exact name of Registrant as specified in its charter)

MARYLAND	36-0879160
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

3400 North Wolf Road
Franklin Park, Illinois  60131
(Address and Zipcode of Principal Executive Offices)

2008 A. M. CASTLE & CO. OMNIBUS INCENTIVE PLAN
(formerly known as the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan)
(Full title of the plan)

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Robert J. Perna	Copy to:
Vice President, General Counsel and Secretary	Helen R. Friedli, P.C.
A. M. Castle & Co.	McDermott Will & Emery LLP
3400 North Wolf Road	227 West Monroe Street
Franklin Park, Illinois 60131	Chicago, Illinois 60606
(Name and address of agent for service)

(847) 455-7111
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

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Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	750,000 shares	$18.00	$13,500,000	$1,567.35

(1)
This Registration Statement covers 750,000 shares of the Registrant’s Common Stock under the 2008 A. M. Castle & Co. Omnibus Incentive Plan (formerly known as the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan) (as amended, the “Plan”).  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also relates to such indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $18.00 per share, which is the average of the high and low sales prices of the Registrant’s Common Stock reported on the New York Stock Exchange on May 9, 2011.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates to the 2008 A. M. Castle & Co. Omnibus Incentive Plan (formerly known as the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan) which was amended and restated as of April 28, 2011, among other things, to increase the number of shares of Common Stock authorized and reserved for issuance thereunder by 750,000 shares. Pursuant to General Instruction E of Form S-8, the Registration Statement on Form S-8 relating to the plan (File No. 333-154915) filed by the Registrant with the Securities and Exchange Commission is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

    Robert J. Perna, Vice President, General Counsel and Secretary of the Registrant, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement when issued will be legally issued, fully paid and non-assessable.  As of the date hereof, Mr. Perna beneficially owns 12,275 shares of the Registrant's Common Stock and has options to acquire an additional 13,200 shares of the Registrant's Common Stock.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Park, State of Illinois, on May 13, 2011.

A. M. CASTLE & CO.

By:	/s/ Michael H. Goldberg
Name: Michael H. Goldberg
Title: President and Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Michael H. Goldberg and Robert J. Perna, and each of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 2011.

Signature	Title

/s/ Michael H. Goldberg	President, Chief Executive Officer and Director
Michael H. Goldberg	(Principal Executive Officer)

/s/ Scott F. Stephens	Vice President and Chief Financial Officer
Scott F. Stephens	(Principal Financial Officer)

/s/ Patrick R. Anderson	Vice President, Controller and Chief Accounting Officer
Patrick R. Anderson	(Principal Accounting Officer)

/s/ Brian P. Anderson	Director and Chairman of the Board
Brian P. Anderson

/s/ Thomas A. Donahoe	Director
Thomas A. Donahoe

/s/ Ann M. Drake	Director
Ann M. Drake

/s/ Patrick J. Herbert, III	Director
Patrick J. Herbert, III

/s/ Terrence J. Keating	Director
Terrence J. Keating

/s/ James D. Kelly	Director
James D. Kelly

/s/ Pamela Forbes Lieberman	Director
Pamela Forbes Lieberman

/s/ John McCartney	Director
John McCartney

/s/ Michael Simpson	Director
Michael Simpson

A. M. CASTLE & CO.

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Appendix D of the Registrant’s Definitive Proxy Statement filed with the Commission on March 23, 2001).

4.2	By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 filed with the Commission on July 30, 2009).

5.1	Opinion of General Counsel.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of General Counsel (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (set forth on signature page).

99.1	2008 A. M. Castle & Co. Omnibus Incentive Plan (formerly known as the A. M. Castle & Co. 2008 Restricted Stock, Stock Option and Equity Compensation Plan) as Amended and Restated as of April 28, 2011 (incorporated herein by reference to Exhibit 10.30 of the Registrant's Current Report on Form 8-K filed with the Commission on May 3, 2011).